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                                                                EXHIBIT 1(a)-4


                             GW SIERRA TRUST FUNDS
                   AMENDMENT NO. 4 TO MASTER TRUST AGREEMENT
                     (DESIGNATION OF ADDITIONAL SUB-TRUSTS)


         The undersigned, Assistant Secretary of GW Sierra Trust Funds (the "Company"), does hereby certify that pursuant to Article IV, Section 4.1, and
Article VII, Section 7.3, of the Master Trust Agreement dated February 22, 1989, as amended, the following votes were duly adopted by vote of at least a majority of the Trustees at a Meeting of the Board of Trustees held on May 7, 1990, and that said votes remain in full force and effect on the date hereof:

         VOTED, that Section 4.2 of the Master Trust Agreement, as heretofore amended, be further amended so as to establish and designate four new Sub-Trusts, to be known as GW National Municipal Income Fund (Class G), GW Corporate Income Fund (Class H), GW Equity Opportunity Fund (Class I), and GW Strategic International Fund (Class J); that the number of shares of each such Sub-Trust which the Company is authorized to issue is an unlimited number of shares of beneficial interest, without par value, with the shares of beneficial interest, without par value, with the shares of each such Sub-Trust having such relative rights and preferences as are set forth in the Master Trust Agreement, as amended; and that the Company is hereby authorized and empowered to issue, for such consideration as it deems appropriate (but not less than their net asset value) an unlimited number of shares of beneficial interest of each such Sub-Trust; and further

         VOTED, that the proper officers of the Company be, and each of them hereby is, authorized and empowered to execute all instruments and documents and to take all actions as they or any one of them in his or her sole discretion deems necessary and appropriate to carry out the intents and purposes of the foregoing vote, the execution of such instruments and documents or the taking of such actions to be deemed conclusive evidence of said officer's authority.

Dated:  May 7, 1990


                                            /s/ Patricia L.Bickimer
                                            ----------------------------------
                                            Patricia L. Bickimer
                                            Assistant Secretary


Subscribed and sworn to before me this 7th day of May, 1990


                                            /s/ Annamarie D'Angelo
                                            ----------------------------------
                                            Notary Public:  Annamarie D'Angelo
                                            My Commission Expires:  11/1/96